PRESS RELEASE
Windswept Environmental Group Announces the Election of its New President/CEO

Holtsville, N.Y., November 24, 2008—Windswept Environmental Group, Inc. (Pink Sheets: WEGI.PK- News) today announced that its Board of Directors have elected Jeffrey Micheli as the Company’s new President/CEO and member of the Board to replace the late Michael O’Reilly, its past President/CEO, who recently passed away due to illness. Anthony P. Towell, a current director, was elected as Chairman of the Board of Directors, a position Mr. O’Reilly previously held.

Mr. Micheli, a Columbia University graduate, has been with Windswept for over thirteen years, joining the organization a year and a half after its inception, and for the last six years most recently served as the chief operating officer of the Company’s chief operating subsidiary, Trade-Winds Environmental Restoration. Mr. Micheli was responsible for the Company’s recent efforts during hurricanes Gustav and Ike and its efforts during hurricane Katrina in the Gulf Coast three years ago in addition to the Company’s overall sales, collections and daily operations.

Mr. Micheli stated that, “it is with great sorrow that we announce the passing of our founder and President/CEO, Michael O’Reilly, who recently succumbed to illness. Our deepest sympathies and prayers are extended to his family, friends and loved ones. His contributions as an environmentalist, conservationist, fisherman and friend will forever be indelibly etched into the spirit of the Company and those whose lives he touched. Management remains dedicated to achieving the vision and goals that he established for this organization. His presence will be sorely missed. It is with great anticipation and hope that I can continue his dreams for the Company he so loved.”

Windswept Environmental Group, Inc. is a full service environmental company that provides a wide array of emergency response and disaster recovery services to a broad range of clients. The Company has expertise in areas of fire and flood clean-up, oil spill and natural resource response, wildlife rehabilitation, hazardous materials remediation, toxicology, training, technical advisory and site renovation.

This press release includes certain forward looking statements about the Company that are based on management’s current expectations. Actual results may differ materially as a result of any one or more of the risks identified in the Company’s filings under the Securities Exchange Act of 1934. The risks include such factors as the Company’s significant indebtedness, the amount of the Company’s revenues, the Company’s ability to increase its gross margins, the success of limiting or reducing its expenses, the frequency and magnitude of environmental disasters or disruptions, the effects of new laws or regulations relating to environmental remediation, the Company’s ability to raise capital, the competitive environment within the Company’s industry, dependence of key personnel and economic conditions.